Exhibit 10.39
FOURTH AMENDMENT OF LEASE
     THIS AGREEMENT, made as of the 11th day of January, 1994, between 401 PARK AVENUE SOUTH ASSOCIATES, a New York Partnership having an office at 30 West 26th street, Eighth Floor New York, New York (“Landlord”), and HEALTH MANAGEMENT SYSTEMS, INC., A New York Corporation having an office at 401 Park Avenue South, New York, New York (“Tenant”).
W I T N E S S E T H
     WHEREAS, Landlord and Tenant entered into an Agreement of Lease dated September 24, 1982 as amended and modified by a First Amendment of Lease dated January 6, 1986, and a Second Amendment of Lease dated February 28, 1990, and a Third Amendment of Lease dated August 7, 1991 covering certain premises on the 9th, 10th, 11th and 12th floors in the building known as 401 PARK AVENUE SOUTH in the City, County and State of New York (said agreement of Lease, as amended, being hereinafter called the “Lease”); and
     WHEREAS, the parties hereto desire to amend the Lease in the respects and upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in the consideration of the sum of One Dollar ($1.00) paid by each of the parties hereto to the other (the receipt and sufficiency of which is hereby acknowledged) and of other good and valuable consideration, including the covenants and understandings herein contained, it is hereby agreed as follows:
1.	On the Commencement Date (as such date is hereinafter defined), the entire eighth floor of the Building shall be added to the Demised Premises.

2.	The annual rent shall be changed to $581,154 commencing on the date that occurs 120 days after the Commencement Date; to $689,118 on July 1, 1994 and to $797,082 on the date that occurs three years after the Commencement Date.

3.	Effective on the Commencement Date, Article 39(f) shall be added to the Lease as follows:

“39. (f) In addition to any other amounts due to Landlord pursuant to the provisions of this Article 39, commencing 120 days after the Commencement Date, Tenant shall pay to Landlord the Eight Floor Proportionate Share of the excess of the Taxes for any Tax Year during the term of this Lease over the Base Eighth Floor Tax of $450,000. As used in this Article 239(f), the Eighth Floor Proportionate Share shall be 4.165 (4.165%) percent for the period beginning on the Commencement Date and 8.33 (8.33%) percent beginning two years and eight months after the Commencement Date and ending upon the expiration date of this Lease.

4.	The figure 38,350 in Article 40 (c) of the Lease shall be changed to 47,100 on March 1, 1994; to 55,850 on the date that occurs 120 days after the Commencement Date and to

64,600 on the date that occurs two years and eight months after the Commencement Date.

5.	The amount $95,166.43 contained in Article 40 (g) of the Lease shall be changed to $112,845 on the date that occurs 120 days after the Commencement Date; and to $130,524 on the date that occurs two years and eight months after the Commencement Date.

6.	The amount $45,460.25 contained in Article 40 (h) of the Lease shall be changed to $53,905 on the date that occurs 120 days after the Commencement Date; and to $62,350 on the date that occurs two years and eight months after the Commencement Date.

7.	As used in this Fourth Amendment of Lease, the term Commencement Date shall be January 11, 1994.

8.	Except as heretofore and hereby amended, all of the terms, conditions and covenants in the Lease, including, without limitation, the provisions of the Lease relating to additional rent shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

401 PARK AVENUE SOUTH ASSOCIATES

BY:	/s/ Illegible

HEALTH MANAGEMENT SYSTEMS, INC.

BY:	/s/ Vincent Hartley